Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 8, 2015

Seritage Growth Properties

3333 Beverly Road

Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

We have acted as special counsel to Seritage Growth Properties, a Maryland real estate investment trust (“Seritage Growth”), in connection with (i) the acquisition by Mr. Benjamin Schall, on June 3, 2015, of all the outstanding Seritage Growth Class A common shares of beneficial interest, par value $0.01 per share (the “Seritage Growth Common Shares”) in exchange for cash in connection with the formation of Seritage Growth, (ii) the purchase by Seritage Growth of all the outstanding shares of beneficial interest in Old Seritage Growth Properties, a Maryland real estate investment trust (“Old Seritage Growth”), the general partner of Seritage Growth Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), (iii) the planned distribution by Sears Holdings Corporation, a Delaware corporation (“Holdings”), to certain holders of Holdings common stock transferable subscription rights to purchase Seritage Growth Common Shares (the “Rights Offering”) pursuant to the Subscription, Distribution and Purchase and Sale Agreement (the “Agreement”), by and between Holdings and Seritage Growth, (iv) the registration of Seritage Growth Common Shares, Class B non-economic shares of beneficial interest, par value $0.01 per share, of Seritage Growth (“Non-Economic Shares”), and Class C non-voting common shares of beneficial interest, par value $0.01 per share (“Non-Voting Shares”), of Seritage Growth, pursuant to the Registration

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June 8, 2015

Statement on Form S-11 (as amended or supplemented through the date hereof, the “Registration Statement”) of Seritage Growth, including the prospectus forming a part thereof, (v) the issuance and sale by Seritage Growth to each of General Growth Properties, Inc. and Simon Property Group, Inc. of Seritage Growth Common Shares at a purchase price per share equal to the subscription price in the Rights Offering, (vi) the exchange by certain clients of Fairholme Capital Management, L.L.C. (“FCM” and such clients, the “Fairholme Clients”) of subscription rights received in the Rights Offering that, if exercised, would result in such Fairholme Clients receiving, in the aggregate, in excess of 11.7% of the Seritage Growth Common Shares outstanding immediately following the Rights Offering for 9,527,198 Non-Voting Shares at a purchase price per share of $29.58, (vii) the grant by the Seritage Growth Board of Trustees to FCM and certain Fairholme Clients of certain waivers of certain ownership restrictions in the Declaration of Trust of Seritage Growth (the “Declaration of Trust”), (viii) the exchange by ESL Investments, Inc. and its affiliates, including Edward S. Lampert (collectively, “ESL”), of (A) subscription rights received in the Rights Offering that, if exercised, would result in ESL receiving in excess of 3.1% of the Seritage Growth Common Shares, (B) cash in the aggregate amount ESL would have paid had it exercised such subscription rights, and (C) cash in the value of the Non-Economic Shares for interests in the Operating Partnership and Non-Economic Shares, (ix) the purchase by the Operating Partnership of (A) 235 real estate properties (the “Purchased Properties”) owned or leased by Holdings and/or its subsidiaries and (B) the fifty percent (50%) interest in each of (1) GS Portfolio Holdings LLC, (2) SPS Portfolio Holdings LLC, and (3) MS Portfolio Holdings LLC owned by Holdings and/or its subsidiaries pursuant to the Agreement, and (x) the lease (or sublease) back of certain of the Purchased Properties or certain space therein to Holdings (and/or one or more subsidiaries of Holdings) and the assignment of certain existing third-party leases in the Purchased Properties to the Operating Partnership (and/or one or more subsidiaries of the Operating Partnership) pursuant to a master lease agreement (the “Master Lease” and, collectively, clauses (i) through (x), the “Transaction”). At your request, we are rendering our opinion concerning certain United States federal income tax matters related to Seritage Growth’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”).

In providing our opinion, we have examined (i) the Agreement, (ii) the Master Lease, (iii) the written report regarding the valuation of the Non-Economic Shares received by Seritage Growth in connection with the effectiveness of the Registration Statement and dated as of the date hereof (the “Valuation”), (iv) the opinion of counsel provided to Seritage Growth regarding qualification of the Master Lease as a true lease for U.S. federal income tax purposes (the “True Lease Opinion”), (v) the other documents executed by Seritage Growth, Holdings or their applicable affiliates or subsidiaries in connection with the Transaction (collectively, with the Agreement, the Master Lease, and the True Lease Opinion, the “Transaction Documents”), (vi) the Registration Statement, (vii) the representation letter of Seritage Growth, dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letter”), (viii) the Declaration of Trust of Seritage Growth, (ix) the Bylaws of Seritage Growth, (x) the Certificate of Limited Partnership of the Operating Partnership, (xi) the Agreement of Limited Partnership

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June 8, 2015

of the Operating Partnership, and (xii) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein.

In addition to the assumptions set forth in the Seritage Growth Representation Letter, we have assumed, also with your consent, that: (i) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the original documents and all relevant documents have been or will be duly and validly executed in the form presented to us, (ii) the Transaction has been or will be consummated in accordance with the provisions of the Agreement and the other Transaction Documents and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (iii) the statements concerning the Transaction and the parties thereto set forth in the Agreement, the other Transaction Documents, and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct, (iv) the statements and representations (which statements and representations we have neither investigated nor verified) made by Seritage Growth in the Representation Letter is true, complete and correct, (v) any such statements and representations made in the Representation Letter that are qualified by the knowledge or belief of any person, or materiality or with comparable qualification are and will be true, complete, and correct as if made without such qualification, (vi) Seritage Growth, the Operating Partnership, Holdings, and their respective subsidiaries will treat the Transaction and certain related transactions for United States federal income tax purposes in a manner consistent with the opinions set forth below, (vii) all applicable reporting requirements have been or will be satisfied, and (viii) no action will be taken by Seritage Growth, the Operating Partnership or any of their respective subsidiaries after the date hereof that would have the effect of altering facts upon which the opinions set forth below are based. If any of the above described assumptions is untrue for any reason, or if the Transaction is consummated in a manner that is different from the manner described in the Agreement or the other Transaction Documents or the Registration Statement, our opinion as expressed below may be adversely affected. We have not made an independent investigation of all of the facts, statements, representations and covenants set forth in the Representation Letter, the Registration Statement, or in any other document. In addition, we note that Seritage Growth and the Operating Partnership may engage in transactions in connection with which we have not provided tax advice and have not reviewed, and of which we may be unaware.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, under currently applicable United States federal income tax law, Seritage Growth has been organized in conformity with the requirements for qualification as a REIT for United States federal income tax purposes, and Seritage Growth’s proposed method of operation, as represented by the officers and representatives of Seritage Growth, will enable Seritage Growth to satisfy the requirements for such qualification for the taxable year of Seritage Growth ending December 31, 2015.

This opinion represents our conclusion as to the application of U.S. federal income tax laws existing as of the date hereof, and we can give no assurance that subsequent legislative

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June 8, 2015

enactments, administrative changes or court decisions will not modify or supersede our opinion. An opinion of counsel merely represents counsel’s judgment with respect to the probable outcome on the merits and is not binding on the Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinion. Moreover, Seritage Growth’s qualification and taxation as a REIT will depend on its ability to meet, on a continuing basis, through actual operating results, asset composition, income, distribution, and diversity of share ownership and various qualification tests imposed under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and we will not review compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the Seritage Growth’s actual results will satisfy such tests.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement, the other Transaction Documents, or the Registration Statement, other than the opinion set forth above. Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements and administrative determinations of the Service, and case law, any of which may be changed at any time with retroactive effect. This opinion is rendered as of the date hereof and any change in applicable laws or the facts and circumstances surrounding the Transaction and certain related transactions, any transactions occurring after the Rights Offering or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Seritage Growth of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely to Seritage Growth in connection with the Transaction. This opinion may not be relied upon for any other purpose, or by any other person, without our prior written consent.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

JJS/rbr